AMENDMENT

TO

FUND PARTICIPATION AGREEMENT

(SERVICE SHARES)

This amendment (the "Amendment") is made and entered into as ofJanuary 8, 2003, by and among Janus Aspen Series and Principal Life Insurance Company (collectively, the "parties") in order to modify that certain Fund Participation Agreement (the "Agreement") entered into by the parties as of August 28, 2000.

The pal-ties agree to amend the Agreement as follows:

1 .	Schedule A of the Agreement is hereby amended to include the new Principal
Variable Universal Life Accumulator I1 product.

2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

Janus Aspen Series

i

Principal Life Insurance Company

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Principal Life Insurance Company Separate Account B

(1)	The Principal@ Variable Annuity
(2)	Principal Freedom Variable Annuity

Principal Life Insurance Company Variable Life Separate Account

(I)	PrinFlex Life@ Variable Life Insurance
(2)	Survivorship Variable Universal Life Insurance
(3)	Flexible Variable Life Insurance
(4)	Principal Variable Universal Life Accumulator (VUL)

(5) Executive Variable Univel-sal Life (EVUL)

(6)	Benefit Variable Universal Life (BVUL)
(7)	Principal Variable Universal

Life

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